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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Rigel Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2007, with respect to the financial statements of Rigel Pharmaceuticals, Inc., Rigel Pharmaceuticals, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
January 23, 2008

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  Exhibit 23.1